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                                                                   Exhibit 10.21











                     REAL ESTATE PURCHASE AND SALE AGREEMENT

                                 by and between

                              HECLA MINING COMPANY

                                       and

                              JDL ENTERPRISES, LLC
































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                                TABLE OF CONTENTS

                                                                            Page

1.   Contract of Sale.

2.   Purchase Price; Payment Terms.
     2.1  Purchase Price.
     2.2  Earnest Money.
     2.3  Payment Terms.

3.   Lease to Seller.

4.   Time and Place of Closing.

5.   Title and Survey.

     5.1  Title Report.
     5.2  Survey.
     5.3  Purchaser's Title and Survey Review.
     5.4  Purchaser's Right to Recover Earnest Money Deposit.
     5.5  Condition of Title at Closing.
     5.6  Title Policy.
     5.7  Delivery of Documents to Title Company.

6.   Due Diligence Contingency.

     6.1  Due Diligence Information.
     6.2  Entry; Inspection; Access to Management and Records.
     6.3  Scope of Review; Service Contracts.
     6.4  Approval or Disapproval of Due Diligence Contingency.
     6.5  Confidentiality.

7.   Deliveries at Closing.

     7.1  Seller's Deliveries at Closing.
     7.2  Purchaser's Deliveries at Closing.

8.   Prorations and Adjustments.

     8.1  Prorations.
     8.2  Closing Costs.

9.   Seller's Representations and Warranties.

     9.1  Authority.
     9.2  Title.
     9.3  No Defaults in Other Agreements.
     9.4  No Litigation or Adverse Events.
     9.5  Compliance with Laws.
     9.6  Eminent Domain.
     9.7  Licenses, Permits, Certificates of Occupancy, Zoning, etc.




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     9.8  Taxes and Assessments.
     9.9  Physical Condition.
     9.10 Environmental Compliance.
     9.11 Service Contracts and Agreements.
     9.12 No Leases.
     9.13 Mechanics' Liens.
     9.14 Non-Foreign Person.
     9.15 Operating Statements.
     9.16 Disclosure.

10.  Seller's Covenants.

     10.1 Risk of Loss.
     10.2 Eminent Domain.
     10.3 Code Violations.
     10.4 Operation of Property.
     10.5 Consents.
     10.6 Liens.
     10.7 Management Agreements and Leasing Commissions.
     10.8 Insurance.
     10.9 New Contracts.
     10.10     Tax Proceedings.
     10.11     Copies of Notices.

11.  Purchaser's Representations and Warranties.

12.  Notices.

13.  Broker.

14.  Default.

     14.1 Purchaser's Remedies.
     14.2 Seller's Remedies.

15.  Indemnification.

     15.1 Indemnification by Seller.
     15.2 Indemnification by Purchaser.
     15.3 Notice and Defense of Claims.
     15.4 No Release.

16.  Miscellaneous Provisions

     16.1 Survival; Limitation of Liability
     16.2 Counterparts.
     16.3 Time of the Essence.
     16.4 Attorneys Fees.
     16.5 Entire Agreement; Amendment.
     16.6 Severability.
     16.7 No Waiver.
     16.8 Headings.
     16.9 Successors and Assigns.
     16.10     Execution.
     16.11     Interpretation.
     16.12     Jurisdiction and Venue.
     16.13     Governing Law.
     16.14     Exhibit List.

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                     REAL ESTATE PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made and entered into this the latest date of its execution by Seller and Purchaser, as indicated on the signature page hereof (the "Effective Date"), by and between HECLA MINING COMPANY, a Delaware corporation (the "Seller") and JDL ENTERPRISES, LLC, a Washington limited liability company (the "Purchaser").

     A. Seller is the owner of the land legally described on Exhibit A hereto (the "Land") and all improvements located on the Land (the "Improvements") including an office building having the address of 6500 Mineral Drive, Coeur d'Alene, Idaho (the "Building").

     B. Seller desires to sell and Purchaser desires to purchase the Land, the Improvements and all rights in real property appurtenant to the Land or the Improvements (all of the foregoing collectively being referred to as the "Real Property"), and all tangible and intangible personal property (other than furniture, computers, office equipment and art work) located on or used in connection with the Real Property (the "Personal Property" and, together with the Real Property, the "Property"), upon the terms and conditions hereinafter set forth.

     Seller and Purchaser agree as follows:

     1. CONTRACT OF SALE. On the Closing Date, Seller shall sell the Property to Purchaser and Purchaser shall purchase the Property from Seller, at the price and upon the terms and conditions set forth in this Agreement.

     2.   PURCHASE PRICE; PAYMENT TERMS.

          2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid for the Property shall be Five Million Six Hundred Thousand Dollars ($5,600,000).

          2.2 EARNEST MONEY. Within two (2) business days after the Effective Date hereof, Purchaser shall deliver to Kootenai County Title Insurance Company in Coeur d'Alene, Idaho ("Escrow Agent") the sum of One Hundred Forty Thousand Dollars ($140,000) (the "Initial Earnest Money Deposit," which term shall include all interest accrued thereon). The Initial Earnest Money Deposit together with the Additional Earnest Money Deposit to be deposited by Purchaser pursuant to Section 6.4(c) hereof, if then on deposit, are collectively referred to herein as the "Earnest Money Deposit" (provided that as the context may require, such term may refer to only the Initial Earnest Money Deposit). The Initial Earnest Money Deposit and the Additional Earnest Money Deposit shall be invested in an interest-bearing account at a




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financial institution acceptable to Purchaser, and shall be credited against the
Purchase Price at Closing.

          2.3 PAYMENT TERMS. The Purchase Price, less the Earnest Money Deposit, shall be payable at Closing in cash by wire transfer of immediately available federal funds to escrow, subject to such credits, adjustments and prorations as are provided herein.

     3. LEASE TO SELLER. Seller intends, immediately upon Closing, to lease from Purchaser one-half of the Building and associated storage and parking areas included in the Property (collectively with the Building, the "Premises"). Purchaser and Seller are executing such lease (the "Lease") concurrently with the execution and delivery of this Agreement, with its effectiveness subject only to Closing. The obligations of each of Purchaser and Seller to perform its respective obligations under this Agreement are contingent upon execution and delivery of the Lease by the other. At Closing the Closing Date shall be inserted in the Lease as the Commencement Date thereof.

     4. TIME AND PLACE OF CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place no later than thirty (30) days after the end of the Due Diligence Period (as defined in Section 6.1 hereof). Purchaser may designate a specific date for Closing within such period by giving Seller ten days written notice of such desired Closing date. (The actual date of Closing is referred to herein as the "Closing Date"). Closing shall take place in escrow through the offices of the Escrow Agent.

     5.   TITLE AND SURVEY.

          5.1  TITLE REPORT.  As soon as possible, and in any event within five
(5) days after the Effective Date, Seller shall obtain from Kootenai County Title Insurance Company (the "Title Company") and deliver to Purchaser (i) a current preliminary commitment for an ALTA extended coverage owner's policy of title insurance issued by Chicago Title Insurance Company covering the Real Property and identifying Seller as the owner of the Property (the "Title Report"), and (ii) copies of all instruments referred to in said Title Report.

          5.2 SURVEY. Purchaser may, at its option and at its expense, order an as-built survey of the Property or an update to any prior as-built survey in Seller's possession (either of which is referred to herein as a "Survey"). Seller will cooperate with Purchaser and its contractors in allowing access to the Property in connection with any such Survey.

          5.3 PURCHASER'S TITLE AND SURVEY REVIEW. Purchaser shall have until the later of (i) fourteen (14) days after the date of Purchaser's receipt of the documents described in Section 5.1 above (or, with respect to any exceptions that may be




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revealed by any Survey, fourteen (14) days after Purchaser's receipt of such
Survey), or (ii) fourteen (14) days after the Effective Date, to give written notice to Seller (the "Title Objection Notice") of its objection to any exceptions listed on the Title Report or any matter to which Purchaser objects that is shown on any Survey. If Purchaser makes any written objection to any survey matter, Purchaser shall provide Seller with a copy of such Survey concurrently with the giving of such notice if a copy thereof is not already in Seller's possession. All exceptions to which Purchaser does not object in writing within the period specified herein shall be deemed to have been approved by Purchaser.

     If Seller fails to give any written response to Purchaser within ten (10) days following receipt of the Title Objection Notice, Seller shall be deemed to have agreed to cure all title and survey matters to which Purchaser has objected in the Title Objection Notice.

     If Seller gives written notice to Purchaser ("Seller's Response Notice") within ten (10) days after receipt of the Title Objection Notice that Seller will not cure all of the title and survey maters to which Purchaser has objected, Purchaser may elect by written notice given to Seller within ten (10) days after receipt of Sellers Response Notice, to either (1) terminate this Agreement, or (2) waive its objection to those matters that Seller has refused to cure. Failure of Purchaser to give any written notice in response to Seller's Response Notice shall be deemed a waiver by Purchaser of its objections to the matters Seller has refused to cure.

     In the event that, at any time after delivery of the Title Report, the Title Report is amended to include any new liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way and other matters affecting title to the Property not listed as exceptions in the Title Report, as it may have been theretofore amended, Seller shall deliver to Purchaser a copy of such amendment and a copy of all instruments relating to additional exceptions referred to in such amendment, and the same procedure shall be followed with respect to any such new exception as applied to the original Title Report.

     Purchaser shall not be required to make a written objection pursuant to the procedures set forth above to any encumbrances evidencing or securing liquidated obligations to pay money, and no such encumbrance shall be deemed a Permitted Encumbrance for purposes of Section 5.4 hereof.

          5.4 PURCHASER'S RIGHT TO RECOVER EARNEST MONEY Deposit. Notwithstanding any provision hereof seemingly to the contrary, if Purchaser terminates this Agreement pursuant to this Section 5, Purchaser shall be entitled to the return of the entire Earnest Money Deposit.





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          5.5  CONTITION OF TITLE AT CLOSING.  Seller shall convey to Purchaser good and marketable title to the Real Property in fee simple, free and clear of all liens and encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way and other matters, subject only to the following (collectively, the "Permitted Exceptions"): (a) the rights and reservations expressed in the U. S. patent to the Land; (b) the lien of current real estate taxes not yet due and payable; and (c) such other title exceptions as may be approved by Purchaser or as to which Purchaser's objections are waived in accordance with Section 5.3 above.

          5.6 TITLE POLICY. Seller shall provide Purchaser at Closing with an ALTA extended coverage owner's policy of title insurance, with such reinsurance as Purchaser may reasonably request, in an amount not less than the Purchase Price, insuring Purchaser's good, marketable and indefeasible title to the Real Property in fee simple absolute, subject only to the Permitted Exceptions and standard printed exceptions contained in the ALTA extended coverage owner's policy form (the "Title Policy"). The Title Policy shall include (i) protection (by endorsement or otherwise) against (A) violation of any covenants, conditions and restrictions of record and (B) zoning violations (including without limitation, parking requirements), and (ii) assurance (by endorsement or otherwise) that (A) all foundations and other improvements are within the lot lines, building restriction lines and applicable setback lines or otherwise not in violation thereof, (B) the Improvements do not encroach onto adjoining land or onto any easements, and (C) there are no encroachments or improvements from adjoining land onto the Land or the Improvements or any part thereof).

          5.7 DELIVERY OF DOCUMENTS TO TITLE COMPANY. Seller will deliver to the Title Company all instruments, documents and other materials in its possession, and will execute all affidavits, indemnities, releases and agreements, as reasonably necessary, in order to secure the issuance of the Title Policy (as defined in Section 5.6). Seller agrees that it shall be deemed reasonable if the Title Company requests an indemnification regarding any construction on the Property undertaken by or on behalf of Seller.

     6.   DUE DILIGENCE CONTINGENCY.

          6.1 DUE DILIGENCE INFORMATION. Seller and Purchaser agree that Purchaser's obligation to proceed with the Closing is subject to written satisfaction, approval or waiver by Purchaser, in its sole and absolute discretion, of all matters pertaining to the physical, structural, environmental, economic, legal or zoning conditions with respect to the Property, and its review and approval of Seller's financial condition and credit-worthiness for purposes of the Lease, in accordance with this Section 6, on or before the close of business on the date which is seventy-five (75) days from the Effective Date (the "Due




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Diligence Period").  Within five (5) business days after the Effective Date,
Seller agrees to deliver to Purchaser the following items (the "Due Diligence Items"):

          (a) Current ad valorem real and personal property tax statements for the Property;

          (b) A schedule of the tangible personal property located on or used in connection with the Real Property; provided, however, that Seller shall not include in such schedule and shall not convey to Purchaser at Closing any furniture, computers, office equipment or art work owned by Seller and located at the Property (the tangible personal property listed on such schedule being defined to herein as the "Personal Property");

          (c) All environmental, soils or other studies or reports in the possession or control of Seller with respect to the physical and/or environmental condition of the Property, including, without limitation, any Phase I Environmental Site Assessment report related to the Property;

          (d)  All building plans and specifications in Seller's possession;

          (e)  All capital budgets for the Property;

          (f) Any building permits, licenses, or other governmental approvals related to the Property and its construction, operation and use, including, without limitation, all certificates of occupancy for the Improvements in Seller's possession;

          (g) Engineering reports, building and mechanical inspections made during Seller's ownership of the Property and all records within Seller's possession of repair or maintenance work on the Improvements or capital improvements thereto;

          (h) Any as-built survey of the Property and/or boundary survey of the Property in Seller's possession, including the applicable legal description and any certifications and notes of the surveyor comprising part of such survey;

          (i) All current service contracts, employment agreements, personal property leases and other contracts or agreements relating to the ownership, operation and maintenance of the Property (the "Service Contracts");

          (j) Such balance sheets, financial statements, tax returns, bank statements and other financial records with respect to Seller as Purchaser may reasonably require in order to evaluate Seller's financial status, operating history and creditworthiness for purposes of the Lease;





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          (k)  A detailed report of actual operating expenses of the Property compared to budgeted operating expenses for the previous calendar year and year-to-date for the current calendar year;

          (l)  The most recent appraisal of the Property in Seller's possession;

          (m) Copies of all insurance policies currently in force providing any liability, casualty or other insurance coverages relating to the Property, together with a written summary the types and limits of such coverages and applicable premiums;

          (n) Copies of all reports, assessments or studies in Seller's possession regarding actions required or allegedly required to bring the Property into compliance with the Americans with Disabilities Act or other applicable laws or regulations governing use of the Property; and

          (o) A written summary of litigation relating to the Property, including without limitation any involving any vendor or service provider to the Property, which has been pending at any time during the three years preceding the Effective Date.

All of the foregoing items described in this Section 6.1, and any other information provided to Purchaser during or prior to the Due Diligence Period, shall be hereinafter collectively referred to as the "Due Diligence Items." Where reference is made above to items in the possession of Seller, such term shall also be deemed to refer to items under the control of Seller.

          6.2 ENTRY; INSPECTION; ACCESS TO MANAGEMENT AND RECORDS. During the Due Diligence Period, Seller shall provide Purchaser with reasonable access to the Property, in accordance with the terms and conditions of this Section 7, in order for Purchaser to conduct such inspections, tests and studies as Purchaser may elect to undertake of the physical condition of the Property, including, without limitation, inspection and testing for the presence of hazardous materials, and for structural, mechanical, seismic, electrical and other physical and environmental conditions and/or characteristics of the Property. Purchaser shall indemnify and hold Seller harmless from and against all costs, expenses, damages, liabilities, liens or claims, including, without limitation, attorneys' fees and court costs, directly related to any entry on the Property by Purchaser, its agents, employees or contractors in the course of performing inspections, tests and/or inquiries provided for under this Agreement, or resulting from any conditions on the Property created by Purchaser's entry and testing (but not including any claims resulting from the discovery or disclosure of pre-existing physical or environmental conditions or the non-negligent aggravation of pre-existing physical or environmental conditions on, in, under or about the Property). The foregoing indemnity




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shall survive the Closing Date or earlier termination of this Agreement for a period of one (1) year. In addition, Seller shall allow Purchaser reasonable access to Seller's senior management personnel, who shall cooperate with the Purchaser in Purchaser's evaluation of the Property, the financial condition of Seller, and any pending or contemplated transactions involving Seller that would materially affect the financial condition of Seller. Seller shall allow Purchaser access, at reasonable times, to Seller's books and records pertaining to the Property and to Seller's financial condition and history.

          6.3 SCOPE OF REVIEW; SERVICE CONTRACTS. During the Due Diligence Period Purchaser may, in addition to conducting such inspections, tests and studies as are referenced in Section 6.2 above, review and investigate all aspects of the condition of the Land, the Improvements and the systems, fixtures and components of such Improvements as it deems necessary; may investigate the status of zoning, permitting, land use and development approvals relating to the Property; may make inquiry of public officials and agencies and utility providers with respect thereto; may review the Due Diligence items and such other records and information relating to Seller and the Property as are available to Purchaser; may investigate the condition of title and determine from the title insurer the availability of any title endorsements desired by Purchaser for the title policy; and may otherwise review and evaluate all such matters and information as Purchaser considers relevant, in its sole and absolute discretion, to its decision whether or not to acquire the Property. Before the end of the Due Diligence Period, Purchaser shall notify Seller, in writing, as to which Service Contracts Purchaser elects to assume at Closing. Seller shall be solely responsible, at its expense, for any cancellation fees or other costs or fees associated with the cancellation, effective as of the Closing date, of any Service Contracts that Purchaser does not affirmatively elect to assume. In addition, Purchaser may determine during the Due Diligence Period whether it is fully satisfied with the terms of the Lease.

          6.4  APPROVAL OR DISAPPROVAL OF DUE DILIGENCE CONTINGENCY.

          (a) FORTY-FIVE-DAY NOTICE. Notwithstanding the total duration of the Due Diligence Period of seventy-five (75) days, this Agreement shall terminate forty-five (45) days after the Effective Date, and the Earnest Money Deposit shall be returned to Purchaser, and the parties shall have no further rights against or obligations to one another hereunder, except as otherwise expressly provided herein, UNLESS Purchaser gives Seller written notice, before the end of such 45-day period, confirming its intention to keep this Agreement in force. Upon the giving of such written notice (the "45-Day Notice"), the Initial Earnest Money Deposit shall become nonrefundable, subject to Purchaser's right to terminate this Agreement and recover the





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Earnest Money Deposit pursuant to Sections 5.4 (title review), 10.1(casualty loss), 10.2 (condemnation) and 14. 1 (seller's default) hereof.

          (b) FAILURE OF CONTINGENCY. If Purchaser gives Seller the 45-Day Notice, and if Purchaser subsequently elects, on or before the end of the Due Diligence Period, to terminate this Agreement, Purchaser shall so notify Seller in writing. Under such circumstances, the Initial Earnest Money Deposit shall be delivered to Seller, subject to the provisions of Sections 5.4, 10.1, 10.2 and 14.1 hereof, and the parties shall have no further rights against or obligations to one another hereunder, except as otherwise expressly provided herein.

          (c)  SATISFACTION OF CONTINGENCY; ADDITIONAL EARNEST MONEY DEPOSIT.
If Purchaser gives Seller the 45-Day Notice and subsequently elects to waive the Due Diligence contingency as described in this Section 6 and proceed with the purchase of the Property, then Purchaser may keep this Agreement in force by doing the following:

               (i) Purchaser shall notify Seller in writing, on or before the end of the Due Diligence Period, of such election (the "Notice of Satisfaction"), and

               (ii) Purchaser shall, concurrently with giving the Notice of Satisfaction, deposit an additional One Hundred Forty Thousand Dollars ($140,000.00) with Escrow Agent as the "Additional Earnest Money Deposit," which term shall include all interest accrued thereon, to be added to the Initial Earnest Money Deposit previously deposited with Escrow Agent. Upon Purchaser's election to keep this Agreement in force as provided in this Subsection 6.4(c), Purchaser shall be obligated to proceed to Closing, and the Earnest Money Deposit shall be nonrefundable, subject, however, to Purchaser's rights under Sections 5.4, 10.1, 10.2 and 14.1 hereof.

          (d) FAILURE TO GIVE NOTICE. If Purchaser fails to either give Seller the Notice of Satisfaction, or to deposit the Additional Earnest Money Deposit, within the time required herein, then Purchaser shall be deemed to have elected to terminate this Agreement, and provisions of Subsection 6.4(b) hereof shall apply.

          6.5 CONFIDENTIALITY. Purchaser agrees to hold in confidence all Due Diligence Items provided to it pursuant to this Agreement and all terms and conditions of this Agreement, except that (i) the Purchaser may disclose such documents, materials or information to their respective directors, officers, employees or other parties who are required to know such information for the proper performance of their duties in effecting the transaction, and
(ii) Purchaser may disclose information to the extent required by law or by any stock exchange rule to which the Purchaser is subject. Purchaser further agrees that all information provided to it by Seller shall be used for the sole purpose of determining whether to proceed with the transaction contemplated by this Agreement. Neither Seller nor Purchaser shall issue any press release or general public announcement concerning the terms or fact of this Agreement without first obtaining the consent of the other party, which consent will not be unreasonably withheld, except as may be required by law or by any stock exchange rule to which such party is subject. The confidentiality obligations of this Section 6.5 as it relates to financial information of Seller disclosed to Purchaser shall survive Closing or termination of this Agreement for a period of one year.

     7.   DELIVERIES AT CLOSING.

          7.1 SELLER'S DELIVERIES AT CLOSING. At Closing, Seller shall execute, acknowledge (where appropriate) and deliver to Purchaser through the Escrow Agent the following items:

          (a) a statutory warranty deed in the form of Exhibit B hereto, conveying the Real Property free and clear of all liens, encumbrances, covenants, restrictions, conditions and adverse claims affecting title, except the Permitted Exceptions;

          (b) a warranty bill of sale and assignment of intangible personal property in the form of Exhibit C hereto, transferring to Purchaser good and marketable title to the Personal Property and to all warranties, guaranties, licenses, permits, trade names and other intangible personal property associated with the Real Property and the Personal Property;

          (c) an assignment and assumption of service contracts, in the form of Exhibit D hereto, transferring to Purchaser all of Seller's right, title and interest in and to the Service Contracts;

          (d) the certificate of Seller confirming that the representations and warranties of Seller set forth in Section 9 hereof are true and correct; and

          (e) a certification as to Seller's non-foreign status that complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     Seller shall also deliver to Purchaser, outside escrow, keys to the Building, all original assigned service contracts, plans and specifications, certificates, licenses, permits, and authorizations relating to the Property, and copies of such other records and files in Seller's possession and relating to the Property as Purchaser may reasonably request, and any other documents required by this Agreement to be delivered by Seller.

          7.2 PURCHASER'S DELIVERIES AT CLOSING. At Closing, Purchaser shall execute, acknowledge (where appropriate) and deliver to Seller through the Escrow Agent the following items:

          (a)  the Purchase Price;

          (b) a counterpart original of the assignment and assumption of contracts referenced at item 7.1(c) above; and

          (c) any other documents required by this Agreement to be delivered by Purchaser.

     8.   PRORATIONS AND ADJUSTMENTS.

          8.1 PRORATIONS. At Closing the following items shall be prorated between the Seller and Purchaser as of 12:01 A.M. on the Closing Date, and the parties net proceeds shall be adjusted accordingly:

          (a)  real estate taxes;

          (b) charges for water, sewer, steam, gas, electricity and other utility services, if any, on the basis of the fiscal period for which assessed or charged, except that if any of such utility services are metered, apportionment at Closing shall be based on the last available reading, subject to adjustment after Closing when the next reading is available;

          (c) charges under service contracts actually transferred to Purchaser hereunder.

          8.2 CLOSING COSTS. The premium for the title insurance policy and any endorsements thereto, escrow fees, sales tax on the transfer of the Personal Property and any transfer tax on the Real Property shall be borne equally by Seller and Purchaser. Each party shall bear its own attorneys' fees.

     9. SELLER'S REPRESENTATIONS AND WARRANTIES. As a material inducement to Purchaser entering into this Agreement, Seller represents and warrants to Purchaser as follows:

          9.1 AUTHORITY. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and the Lease have been duly and validly authorized by all necessary action of Seller.

          9.2 TITLE. Seller has good and marketable title, in fact and of record, to the Property, free and clear of all liens, encumbrances, leases, security interests, easements, rights-of-way, charges, adverse claims, management agreements, continuing contracts and other exceptions to title, except for those matters set forth in the Title Report.

          9.3 NO DEFAULTS IN OTHER AGREEMENTS. Neither Seller nor (to Seller's knowledge) any other party is in default under any Service Contract or other agreement affecting the Property, and no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder on the part of Seller or (to the best of Seller's knowledge) any other party thereto. To Seller's knowledge, Seller is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property.

          9.4 NO LITIGATION OR ADVERSE EVENTS. There are no investigations, actions, suits, proceedings or claims pending or to Seller's knowledge threatened against or affecting the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, no such investigation, action, suit, proceeding or claim has been pending during the 12-month period preceding the date of this Agreement, and Seller does not know of any basis or grounds for any such investigation, action, suit, proceeding or claim.

          9.5 COMPLIANCE WITH LAWS. In connection with the conduct of the business of the Property, Seller has complied in all material respects with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning), and Seller has not been informed of a violation of any such laws, rules or regulations. Seller has no notice or knowledge that any government agency or any employee or official considers the construction of the Property or its operation or use to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. There are no unsatisfied requirements for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or governmental authority. All driveway entrances and exits to the Real Property are permanent and no special access or other permits are required to maintain same. All existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at the Real Property have been paid for and either enter the Real Property through adjoining public streets, or, if they enter through adjoining private lands, do so in accordance with valid, irrevocable easements running to the benefit of the owner of the Real Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

          9.6 EMINENT DOMAIN. There is no existing or, to the knowledge of Seller, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, which would affect the Land or the Property in any way whatsoever.

          9.7 LICENSES, PERMITS, CERTIFICATES OF OCCUPANCY, ZONING, ETC. All building permits required in connection with the construction on the Property undertaken by Seller, and all other notices, licenses, permits, certificates and authority required in connection with the construction, use, and occupancy of the Property, have been obtained and are in full force and effect and in good standing, and valid and final certificates of occupancy have been issued for the Building.

          9.8 TAXES AND ASSESSMENTS. All real and personal property taxes relating to the Property, excepting those for the current tax year which are not yet overdue (i.e., which are still payable without interest or penalty), have been paid in full. Except as disclosed to Purchaser in writing, Seller has not received notice of and does not have any knowledge of (i) any proposed increase in the assessed valuation of the Property, or (ii) any existing or proposed assessment that has or may become a lien on the Property.

          9.9 PHYSICAL CONDITION. Seller has no knowledge of any structural defects in the improvements comprising any portion of the Real Property. To the best of Seller's knowledge, the Improvements and tangible Personal Property (including without limitation plumbing equipment, HVAC, electric wiring and fixtures, gas distribution system, and water and sewage systems presently on or in the Property) are in good working order and condition.

          9.10 ENVIRONMENTAL COMPLIANCE. Except as set forth in the reports referenced in Section 6.1(c) hereof, true and correct copies of which have been delivered by Seller to Purchaser, no Hazardous Materials (as hereafter defined) are located on or about the Property in violation of any Hazardous Materials Laws. Further, (i) the Property has not been previously used for the storage, manufacture or disposal of Hazardous Materials in violation of (or in a manner exposing the owner or operator thereof to liability under) any Hazardous Materials Laws; (ii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental health or safety matters affecting the Property, or any portion thereof, from any person, government authority or other entity, has been issued to Seller or, to the best of Seller's knowledge, its predecessor-in-interest or any tenant on the Property; (iii) there are no underground storage tanks located on the Property; (iv) Seller has been in material compliance with all federal, state and local environmental laws and regulations affecting the Property; and (v) to the best of Seller's knowledge, no tenant located on the Property uses, manufactures or stores Hazardous Materials on the Property in violation of law. For the purpose of this Agreement, "Hazardous Materials" means and includes asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic waste, materials or substances under any Hazardous Material Law. "Hazardous Material Laws" collectively means and includes any present and future local, state and federal law relating to the environment and environmental conditions, including without limitation the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Sections 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 741 et seq., the Clean Water Act, 33 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j, any "mini-superfund" or other statutes enacted by the Idaho Legislature, including without limitation, the Idaho Land Remediation Act, Sections 39-7201 to 39-7210, Idaho Code, and all the regulations, orders and decrees now or hereafter promulgated thereunder.

          9.11 SERVICE CONTRACTS AND AGREEMENTS. Except for those Service Contracts provided to Purchaser pursuant to Section 6.1(i) hereof, there are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Property. Seller has performed all obligations required to be performed by it, and is not in default, under any of such contracts. Except as set forth in such schedule, all such contracts are assignable to Purchaser.

          9.12 NO LEASES. There are no lessees or tenants entitled to occupy the Property under any written oral lease agreement or tenancy. Seller is the only occupant of the Property.

          9.13 MECHANICS' LIENS. All bills and claims for labor performed and materials furnished at Seller's direction to or for the benefit of the Property have been paid in full, and there are no mechanics' or materialmen's liens (whether or not perfected) on or affecting the Property.

          9.14 NON-FOREIGN PERSON. Seller is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended.

          9.15 OPERATING STATEMENTS. All financial statements, operating statements, tax returns and other reports and statements furnished by Seller to Purchaser pursuant hereto relating to Seller's financial condition are accurate in all material respects.

          9.16 DISCLOSURE. No representation or warranty of Seller in this Agreement, or any information, statement or certificate furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the representations or warranties contained herein not misleading in light of the circumstances under which they were made. All copies of contracts, agreements and other documents delivered by Seller in connection with the transactions contemplated hereby are complete and accurate in all material respects, and except as disclosed to Purchaser, have not been amended or modified by any oral agreements.

     If any of the foregoing representations in subsections 9.1 through 9.18 hereof is untrue in any material respect on the date hereof or on the Closing Date, such untruth shall constitute a default on the part of Seller hereunder unless Seller discloses such untruth to Purchaser in writing and Purchaser approves such new information in writing, in its sole and absolute discretion.

     10. SELLER'S COVENANTS. From and after the date of this Agreement and continuing through Closing, Seller agrees with Purchaser as follows:

          10.1 RISK OF LOSS. Seller shall retain the risk of loss to the Property by fire or other casualty until the deed of conveyance is delivered to Purchaser. If a loss occurs, Purchaser may elect to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller's rights to insurance proceeds payable in respect of such loss, including the sole right to settle or approve the settlement of any insurance claim, and the Purchase Price shall be reduced by the amount of any deductible and by the amount of any proceeds paid to Seller that are not used for repair and restoration of the Property in a manner approved in writing by Purchaser. Purchaser shall have twenty (20) days after receipt of written notice from Seller of the event to notify Seller in writing as to whether Purchaser elects to proceed with Closing. During such 20-day period, Seller shall cooperate and use its best efforts to provide Purchaser with all information reasonably necessary to enable Purchaser to evaluate the loss. If Purchaser elects to terminate this Agreement by reason of such loss, Purchaser may recover the entire Earnest Money Deposit.

          10.2 EMINENT DOMAIN. If all or any part of the Property is condemned or if condemnation proceedings are instituted, Purchaser may elect to proceed with Closing without an adjustment in price, in which event Seller shall assign to Purchaser all its rights to the condemnation proceeds, including the sole right to settle or approve the settlement of any condemnation award. Purchaser shall have twenty (20) days after notice of the institution of condemnation proceedings to notify

Seller in writing as to whether Purchaser elects to proceed with Closing.
During such 20-day period, Seller shall cooperate and use its best efforts to provide Purchaser with all information reasonably necessary to evaluate the scope of the condemnation proceedings. If Purchaser elects to terminate this Agreement by reason of such loss, Purchaser may recover the entire Earnest Money Deposit.

          10.3 CODE VIOLATIONS. Seller shall effectuate such repairs or other cures as may become necessary to remedy any violations of applicable zoning ordinances, building codes and certificates of occupancy; provided that Seller may contest in good faith any alleged violations provided Seller promptly notifies Purchaser of the alleged violation and of Seller's plans to contest the same, Purchaser approves such plan in its discretion, and Seller remains responsible for remedying the alleged violation to the extent a violation is determined to exist.

          10.4 OPERATION OF PROPERTY.  Seller agrees that:

          (a) Seller shall manage and operate the Property in the ordinary and usual manner and preserve its relations with all suppliers and others having business dealings with it.

          (b) Seller shall maintain the Property in its present order and condition and make all necessary repairs and replacements consistent with Seller's past practice, and shall deliver the Property on the Closing Date free of all active roof leaks, parking lot repairs requiring immediate attention and otherwise in substantially the same condition it is in on the date of this Agreement, reasonable wear and tear excepted. Without limiting the foregoing, none of the Personal Property shall be removed from the Property unless either
(i) prior to the Closing Date the same are replaced with similar items of at least equal quality and value, or (ii) Seller's failure to so replace such Personal Property is approved in writing by Purchaser.

          (c) Seller shall terminate at or prior to Closing, at Seller's sole cost and expense, any Service contracts that Purchaser has not elected to assume, any property management contracts relating to the Property, and any employment agreements and other contracts with personnel employed by Seller in the operation or maintenance of the Property.

          10.5 CONSENTS. Seller shall use its best efforts to obtain all consents and permissions related to the transactions contemplated by this Agreement and required under any covenant, agreement, encumbrance, law or regulation.

          10.6 LIENS. Except for such liens as encumber the Property on the Effective Date, Seller shall keep the Land and the improvements thereon free and clear of all liens, claims or demands, including, but not limited to, mechanics' liens, in connection with worked performed and materials provided on or before the Closing Date, and if any such lien is filed or levied, Seller shall secure its release within ten (10) days after it is notified of the filing or levy.
Notwithstanding the foregoing, Seller may grant a new first mortgage in connection with the refinancing of the existing mortgage, and such new first mortgage may secure an amount exceeding the amount secured by the existing first mortgage, provided that any such mortgage lien shall be extinguished at or prior to Closing.

          10.7 MANAGEMENT AGREEMENTS AND LEASING COMMISSIONS. On the date of Closing, there will be no contracts for the management, leasing, operation, maintenance or repair of the Property (other than any contract that has been entered into by Purchaser or that Purchaser has pursuant to Section 6.3 hereof elected to have assigned to it). Seller shall pay and discharge at Closing, in full, all obligations (past, present or future, actual or contingent) to pay any leasing commissions whatsoever with respect to the Property.

          10.8 INSURANCE. Seller shall maintain all-risk casualty insurance in an amount at least equal to the full replacement value of the improvements comprising any portion of the Property, with a deductible not in excess of $10,000 (such insurance to be cancelled by Purchaser after Closing). Within three (3) business days after the date of this Agreement, Seller shall provide Purchaser with certificates and/or endorsements from the insurance carriers for the insurance required to be maintained pursuant to this section evidencing such coverage.

          10.9 NEW CONTRACTS. Without Purchaser's prior written consent, Seller shall not become a party to any new licenses, leases, contracts or agreements of any kind relating to the Property, except such contracts or agreements as may be terminated at or prior to Closing without cost or expense to Purchaser.

          10.10 TAX PROCEEDINGS. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive Closing.

          10.11 COPIES OF NOTICES. Promptly upon receipt, Seller shall provide Purchaser with copies of all material notices and correspondence received from any tenant under the Leases, and notices and correspondence received from any insurance company which carries insurance on the Property or Board of Fire Underwriters, or from any governmental authority.

     11. PURCHASER'S REPRESENTATIONS AND WARRANTIES. As a material inducement to Seller entering into this Agreement Purchaser represents and warrants to Seller that Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, and has the power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Purchaser and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     12.  NOTICES.

     Any notice required or permitted to be given or delivered under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or
(iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means. Such notice shall be deemed to have been given, delivered and received upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying party's receipt of written or electronic confirmation of such delivery or refusal, if received by the party to be notified before 5 p.m. local time on any business day, with delivery made after such hours to be deemed received on the following business day. For the purposes of notice, the addresses of the parties shall be as follows:

     If to Purchaser:    JDL Enterprises, LLC
                         2300 Skyline Tower
                         10900 N.E. Fourth Street
                         Bellevue, Washington  98004
                         Attention:  Ms. Marian Kessel
                         Phone:  (425) 990-1008
                         Fax:  (425) 990-1005

          with a copy to:     Donald E. Percival
                              Heller Ehrman White & McAuliffe LLP
                              6100 Bank of America Tower
                              701 Fifth Avenue
                              Seattle, WA  98104-7098
                              Phone:  (206) 389-6036
                              Fax:  (206) 447-0849

     If to Seller:       Hecla Mining Company
                         Philips S. Baker, Jr.
                         Vice President - Chief Financial Officer
                         6500 Mineral Drive
                         Coeur d'Alene, ID 83815-8788
                         Phone:  (208) 769-4116
                         Fax:  (208) 769-7612
          with a copy to:     Michael B. White
                              Vice President - General Counsel
                              6500 Mineral Drive
                              Coeur d'Alene, ID 83815-8785
                              Phone:  (208) 769-4110
                              Fax:  (208) 769-7612

or to such other address as either party may from time to time specify in writing delivered to the other in accordance with this Section 12.

     13. BROKER. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liability, costs, damages, causes of action or other proceedings instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of, or any contacts with, Seller in the purchase and sale of the Property.

     14.  DEFAULT.

          14.1 PURCHASER'S REMEDIES. If Seller shall default in the performance of its obligation under this Agreement to sell the Property to Purchaser, then Purchaser shall have the right to either (i) recover all damages suffered by Purchaser, including without limitation, the loss of its bargain, or (ii) obtain specific performance of Seller's obligation under this Agreement to convey title to the Property and for damages representing Purchaser's actual costs and expenses incurred by reason of Seller's default. In all such events Purchaser shall be entitled to the return of the Earnest Money Deposit.

          14.2 SELLER'S REMEDIES. SELLER AND PURCHASER EXPRESSLY ACKNOWLEDGE AND AGREE THAT IF CLOSING FAILS TO OCCUR SOLELY AS THE RESULT OF A DEFAULT UNDER THIS AGREEMENT BY PURCHASER, AND IF ALL OTHER CONDITIONS TO PURCHASER'S OBLIGATIONS TO CONSUMMATE THE PURCHASE OF THE PROPERTY TO BE SATISFIED AS OF THE DATE OF SUCH DEFAULT HAVE BEEN SATISFIED AT THE TIME OF SUCH DEFAULT, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE AT THIS TIME TO ESTIMATE THE AMOUNT OF SUCH DAMAGE, AND AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. ACCORDINGLY, SELLER AND PURCHASER AGREE THAT IN THE EVENT OF SUCH A DEFAULT BY PURCHASER, AND CONDITIONED ON ALL OTHER CONDITIONS TO PURCHASER'S OBLIGATIONS TO CONSUMMATE THE PURCHASE OF THE PROPERTY BEING FULFILLED AT THE TIME OF SUCH DEFAULT, THE EARNEST MONEY DEPOSIT SHALL CONSTITUTE LIQUIDATED DAMAGES FOR SUCH DEFAULT. THE ESCROW HOLDER IS HEREBY INSTRUCTED BY SELLER AND PURCHASER TO DELIVER SUCH DEPOSIT TO SELLER IN SUCH EVENT, AND SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER'S DEFAULT, AND SHALL BE IN LIEU OF ANY OTHER MONETARY RELIEF OR ANY OTHER RELIEF TO WHICH SELLER MAY OTHERWISE BE ENTITLED UNDER THIS AGREEMENT OR UNDER THE LAW, AND

SELLER HEREBY WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE OR DAMAGES HEREUNDER, EXCEPT THAT SELLER SHALL BE ENTITLED TO EXERCISE ANY RIGHTS OR REMEDIES IT MAY HAVE BY VIRTUE OF ANY INDEMNITY CREATED OR GRANTED HEREIN.

BY PLACING ITS INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS:  Seller:                 Purchaser:

     15.  INDEMNIFICATION.

          15.1 INDEMNIFICATION BY SELLER.

          (a) SELLER'S BREACH. Seller agrees to indemnify Purchaser and hold Purchaser harmless against and in respect of any loss, damage, liability, deficiency, cost or expense (including reasonable attorneys' fees), which Purchaser may sustain or incur as the result of any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable under this Agreement for damages that are not reasonably foreseeable consequences of any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller, and in no event shall Seller be liable for punitive damages.

          (b) PRECLOSING OBLIGATIONS. Seller shall indemnify and hold Purchaser harmless against, and reimburse Purchaser on demand for, any and all obligations, losses, liabilities, claims, cost or expense (including reasonable attorneys' fees), in any way related to the Property and (1) arising out of actions or circumstances occurring before Closing, resulting from claims asserted against Purchaser by any third party, based on (i) any information not disclosed to Purchaser in writing (whether or not known to Seller) regarding the environmental condition of the Property (including without limitation, the existence of Hazardous Materials on the Property or the violation of any Hazardous Materials Laws), or (ii) events or conditions not disclosed to Purchaser in writing (whether or not known to Seller) which occurred during the time period for which Seller owned the Property; or (2) arising at any time out of any Service Contract that Purchaser has not elected to assume at Closing,

          15.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Seller and hold Seller harmless against, and reimburse Seller on demand for, any and all obligations, losses, liabilities, claims, cost or expense (including reasonable attorneys' fees), resulting from claims asserted against Seller by any third party relating to the Property and arising out of actions or circumstances occurring after Closing, other than claims arising from Seller's use and occupancy of the Property from and after Closing pursuant to the Lease, or from any breach or default by Seller in connection with any of its obligations under the Lease, or from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement.

          15.3 NOTICE AND DEFENSE OF CLAIMS. A party claiming indemnification under this Section 15 (the "Asserting Party") must promptly notify in writing the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Asserting Party or to any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may, by giving notice to the Asserting Party within a reasonable time (but in no event more than sixty (60) days) after receipt of the notice referred to above, elect to assume the defense of their Third Party Claim at its own expense with counsel selected by the Defending Party. The Defending Party's notice must contain an acknowledgment of the Defending Party's obligation to indemnify the Asserting Party with respect to such claim, litigation or other action. The Defending Party may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to employ counsel reasonably approved by the Defending Party at the expense of the Defending Party. If the Defending Party timely assumes the defense of the Third Party Claim, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim. If the Defending Party timely assumes the defense of the Third Party Claim, the Asserting Party may not settle or otherwise compromise the Third Party Claim without the consent of the Defending Party. If the Defending Party fails to timely assume the defense of the Third Party Claim, the Asserting Party may settle or otherwise compromise the Third Party Claim without the consent of the Defending Party. No such settlement or compromise shall deprive or impair the Asserting Party's right to indemnification in respect of the Third Party Claim, except to the extent the Defending Party can demonstrate that such settlement or compromise unreasonably and unfairly prejudiced the rights of the Defending Party.

          15.4 NO RELEASE. Notwithstanding anything to the contrary in this Agreement, in no event shall the provisions of this Section 15 or any other provisions of this Agreement be deemed (i) a release by Purchaser of any statutory or common law rights or causes of action that Purchaser, its successors and assigns, or any third party may have against Seller with respect to the presence or claimed presence of Hazardous Materials at the Real Property, or (ii) an indemnification by Purchaser or its successors and assigns of Seller with respect to any liabilities, obligations or responsibilities of Seller to governmental authorities or third parties concerning the presence or claimed presence on the Real Property of Hazardous Materials.

     16.  MISCELLANEOUS PROVISIONS.

          16.2 SURVIVAL; LIMITATION OF LIABILITY. Except as specifically set forth in this Agreement, the representations, warranties, covenants, indemnities and other obligations of Seller set forth in this Agreement shall survive the Closing and the delivery of the deed by Seller; provided that Purchaser must give notice of any breach of such surviving representations, warranties, covenants or indemnities on or before the second anniversary of the Closing as a condition to the enforcement of any rights with respect to such representations, warranties, covenants or indemnities.

          16.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.3 TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

          16.4 ATTORNEYS FEES. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to its attorneys fees and costs, including any incurred on appeal.

          16.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. This Agreement may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto.

          16.6 SEVERABILITY. Should any of the provisions of this Agreement be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Agreement shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties.

          16.7 NO WAIVER. No waiver of any right under this Agreement shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

          16.8 HEADINGS. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

          16.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Neither party shall have the right to assign its rights hereunder to any other party, except that Purchaser may assign its rights under this Agreement to an entity controlled by or under common control with Purchaser.

          16.10 EXECUTION. This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

          16.11 INTERPRETATION. As used in this Agreement, the masculine shall include the feminine and neuter, the feminine shall include the masculine and neuter, the neuter shall include the masculine and feminine, the singular shall include the plural and the plural shall include the singular, as the context may require. Any reference herein to "days" shall mean calendar days unless otherwise specified.

          16.12 JURISDICTION AND VENUE. In the event any action is brought to enforce this Agreement, the parties agree to be subject to exclusive in personam jurisdiction in the District Court for the First Judicial District of the State of Idaho or in the United States District Court for the District of Idaho and agree that in any such action venue shall lie exclusively at Kootenai County, Idaho.

          16.13 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Idaho.

          16.14 EXHIBIT LIST. The Exhibits attached hereto and incorporated herein by reference are as follows:

          A    Legal Description
          B    Form of Deed
          C    Form of Bill of Sale
          D    Form of Assignment and Assumption of Service
               Contracts

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:               JDL ENTERPRISES, LLC,
                    a Washington limited liability company



                    By   /s/ John Luger
                       --------------------------------
                         John Luger, Manager
                    Date Signed:   October 19, 2001



SELLER:             HECLA MINING COMPANY, a Delaware corporation



                    By   /s/ Michael B. White
                       ----------------------------------
                    Its:      Vice President - General Counsel
                    Date Signed:   October 17, 2001